GARY M. JACOBS
52 STANFORD COURT
WANTAGH, NEW YORK 11793
516-817-1156

March 12, 2005

Dave Neuberg
Chief Executive Officer
Gold Force International, LTD
Karat Platinum,LLC
7 Hoover Street
Inwood, NY

Dear Dave,

The following will summarize our discussions regarding my employment with the Companies.

Responsibilities and Title:
My position will be Chief Operating Officer and Chief Financial Officer of both Gold Force International, LTD and Karat Platinum, LLC. My responsibilities would consist of working with you to further define and document the strategy of both companies, assist you and both companies in executing their strategies and running the day to day operations of both companies, including all aspects of the financial requirements of both companies. In this role, I will report to you. You and I will establish goals and objectives for me that can and will be measured against in order for you to monitor my performance and base my bonus plan on.

Compensation:
My compensation will consist of several components, as follows:

Base salary: My initial base salary will be at the rate of $300,000 per annum, payable in accordance with the Company's standard payroll process, to be split between both companies. Thereafter, I will receive yearly reviews and raises.

Bonus: Based on achieving the goals and objectives that we establish, I will be entitled to a bonus on a yearly basis.

Benefits: I will be entitled to an auto allowance to cover the cost of my present car. I will participate in the Company's medical benefit plan with family coverage, which will be fully paid for by the Company. I will also participate in any other benefit programs (i.e. vacation time) the Company has for other Executives.

Expenses: I will be reimbursed for all expenses incurred by me during my employment related to Company business.

Equity: As we discussed I will receive options to purchase equity or outright equity in Karat Platinum, LLC representing 8 % of the outstanding shares of stock upon the Company completing a public offering of either 100% or a portion of the outstanding stock of Karat Platinum, LLC, in order to share in the equity growth of the Company.

Severance Arrangement: In the event that there is a Change in Control of either Company and my employment with either Company is terminated without "cause" or in the event you or I determine that my employment with either Company is no longer needed or I am terminated without "cause", I will be entitled to receive twelve (12) months severance. The term "Change in Control" shall mean a person (other than an existing member of each Company) becomes the beneficial owner of more than 50% interest in each Company. "Cause" shall mean, (i) conviction of a crime constituting a felony in the jurisdiction involved;(ii) conduct involving moral turpitude;(iii) conduct related to my employment for which either criminal or civil penalties against me or the Company are sought;(iv) gross neglect or misconduct in the performance of my duties; or (v) Conduct which is materially injurious or damaging to the Company or the reputation of the Company.

Administrative Assistant: I will be able to hire an Administrative Assistant, at the point I determine it necessary.

Dave, I believe the above summarizes the items we discussed regarding my employment. As I have told you on many occasions, I believe that the strategy you have establish for the Companies is excellent and will require the right people to achieve it. As Companies grow they need to continually evaluate their staff to make sure that the staff is capable of taking the Company to the next level. My strength, which is supported by my past experience is working with the CEO and other members of Senior Management to establish and document the Company's strategic goals and objectives, define and implement the plan to achieve this strategy, implement policies and procedures through out the Company, evaluate the existing staff and make necessary changes and establish the financial and business metrics to measure each departments' and executives' performance in order to hold them accountable.

Dave, I am a resourceful decision maker that combines strong leadership and organizational skills with the ability to direct high-level business affairs. I am a team player with strong interpersonal and administrative skills and I am not afraid of making decisions. I am very confident that I can help you and ensure that you and the Company can achieve the goals and objectives that have been established.

Very truly yours,

Gary M. Jacobs

Accepted:

Dave Neuberg
Chief Executive Officer
Gold Force International, LTD
Karat Platinum, LLC